UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2008

INTERNATIONAL RECTIFIER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7935	95-1528961
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

233 Kansas Street
El Segundo, California		90245
(Address of principal executive offices)		(Zip Code)

(310) 726-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Upon the commencement of Ilan Daskal’s service as Executive Vice President and Chief Financial Officer on October 6, 2008, as described below, Peter Knepper will cease serving as the Company’s Chief Financial Officer (acting).  The Company anticipates that Mr. Knepper will remain to provide transition services for a short transition period.

(c)           On September 22, 2008, the Board of Directors (the “Board”) of International Rectifier Corporation (the “Company”) appointed Ilan Daskal to the position of Executive Vice President and Chief Financial Officer, effective October 6, 2008, reporting directly to the Company’s President and Chief Executive Officer.  The Company issued a press release announcing his appointment and a copy of the press release is attached as Exhibit 99.1.

Mr. Daskal, 43, has held senior financial positions with Infineon Technologies since 2001, most recently serving as Vice President of Finance & Business Administration for Infineon’s North American Communications Business Group.  Before that, Mr. Daskal held senior financial management and strategy positions at several Israeli technology companies, including Savan Communication, a firm that was acquired by Infineon while Mr. Daskal was Chief Financial Officer.

.

On September 21, 2008, the Company entered into a letter agreement with Ilan Daskal  (the “Offer Letter”) and a severance compensation agreement (the “Severance Agreement”).  The Offer Letter is filed as Exhibit 10.1 hereto and incorporated herein by reference and the Severance Agreement is filed as Exhibit 10.2 and incorporated herein by reference. The following summary of the Offer Letter and the Severance Agreement is not complete and is qualified in its entirety by reference to the actual agreements filed herewith.

Under the Offer Letter, Mr. Daskal is entitled to an annual base salary of $350,000 and a target annual incentive bonus opportunity equal to 70% of his base salary.  The Offer Letter provides that Mr. Daskal’s annual base and annual target bonus opportunity shall not be reduced during the first two years of employment.  Mr. Daskal’s employment with the Company is on an “at will” basis and can be terminated by the Company or Mr. Daskal for any reason at any time.  The Offer Letter also provides that, if Mr. Daskal’s employment with the Company is terminated for any reason other than by the Company with “cause” or by Mr. Daskal for “good reason,” (as defined therein) Mr. Daskal will receive a cash amount equal to the sum of one times his annual rate of base salary and target bonus for the fiscal year in which the termination occurred.  Additionally, Mr. Daskal will have the maximum of one year following his termination date to exercise his vested stock options.  Mr. Daskal will be required to provide a release of claims in order to receive any of the foregoing benefits.  A discussion of Mr. Daskal’s severance benefits under his Severance Agreement if he is terminated in connection with a “change in control” (as defined therein) is provided below.  If Mr. Daskal is entitled to severance benefits under his Severance Agreement in connection with a “change in control,” as described below, he will not be entitled to any additional severance benefits under the Offer Letter.

Under the Offer Letter, Company management has agreed to recommend to the Compensation Committee of the Board that Mr. Daskal be granted equity awards of (i) an option to purchase 75,000 shares of the Company’s common stock, and (ii) restricted stock units covering 25,000 shares of the Company’s common stock.   Any such awards would be made subject to the terms and conditions of the Company’s current stock option plan and the Company’s standard vesting requirements.  It is generally anticipated that the awards would be granted on the third business day following the filing of the Company’s next periodic report on Form 10-Q.  The Offer Letter provides that if Mr. Daskal is entitled to severance benefits under his Severance Agreement in connection with a “change in control” prior to the grant to Mr. Daskal of his restricted stock units, the obligation to grant such units is cancelled and Mr. Daskal will be entitled to additional severance equal to 25,000 times the closing price of the Company’s stock on the date of his termination.

In addition, the Offer Letter provides that Mr. Daskal is entitled to receive a one-time signing bonus from the Company equal to $125,000; provided that he must repay such bonus within 30 days if he voluntarily terminates his employment with the Company for any reason, other than for “good reason” in connection with a “change in control,” within one year following his commencement of employment. Mr. Daskal will be eligible to participate in the Company’s standard executive relocation program and will receive additional benefits of (i) up to twelve months temporary living assistance not to exceed $3,000 per month, (ii) assistance with respect to closing costs on the sale of his current residence and purchase of a new residence in amounts of up to $90,000 and $30,000, respectively, and (iii) an increase in relocation benefits to compensate for the tax liability associated therewith.  Upon relocation near the Company’s headquarters, Mr. Daskal will be entitled to an automobile allowance of $560 per month.  Mr. Daskal will be eligible to participate in vacation, medical, dental, life insurance, 401(k) and other benefit plans as other senior executives in accordance with standard Company plans and practices.

The Company and Mr. Daskal have also entered into a Severance Agreement which is generally consistent with the form set forth as Exhibit 10.4 to the Company’s current report on Form 8-K filed on November 2, 2007.  Mr. Daskal’s Severance Agreement provides in the event of a voluntary termination for “good reason,” as defined therein, or an involuntary termination other than for “cause,” as also defined therein, following, or in specific contemplation of, a “change in control” of the Company as specified in the Severance Agreement, for a payment of one times annual salary and target bonus (and in Mr. Daskal’s Severance Agreement, this amount is increased to two times if the qualifying termination takes place within the first year of employment), the acceleration of vesting of all unvested equity and stock option grants, continuation of COBRA benefits for eighteen months and payment of a modified excise tax gross-up.

The Company additionally intends to enter into an indemnification agreement with Mr. Daskal upon his commencement of employment in the form set forth and described in the Company’s current report on Form 8-K filed with the SEC on September 19, 2008 and incorporated herein by reference.

The foregoing descriptions of the Offer Letter and Severance Agreement are not complete and are qualified in their entirety by reference to the actual Offer Letter and Severance Agreement, which are incorporated herein by reference.

(e)           On September 22, 2008, in consideration of Mr. Knepper’s efforts in completing the Company’s restatement and bringing the Company current in its financial reporting obligations, the Compensation Committee approved the award to Mr. Knepper of a bonus equal to his previously reported bonus target of 35% of his base pay.

Under the Company’s 2000 Incentive Plan, as amended (the “Plan”),  if the Company under goes a “change in control event” (as defined in the Plan), all then unvested awards granted under the Plan will become fully vested and exercisable, unless the Board or the Compensation Committee determines otherwise.  The Plan also provides that, unless the Board or the Compensation Committee of the Board determines otherwise, awards under the Plan will not vest until at least six months after the date of grant (the “six-month provision”).

Effective September 22, 2008, the Board, upon recommendation of the Compensation Committee of the Board, determined that the six-month provision would not prevent awards granted to all employees from August 6, 2008 (the first date that awards had been granted since the Company’s completion of its restatement) to present and awards granted to directors of the Company from vesting upon the occurrence of a “change of control event” within six months of grant.   Under the terms of the severance agreements and employment agreement  previously entered into with the Company’s executive officers,  the six month provision would also not prevent the vesting of awards granted to those executives within the prior six months on the terms and conditions set forth in such agreements.

The Board also approved a changes to the terms of the stock options of non-employee directors so that, if a non-employee director’s service terminates for any reason other than his or her voluntary resignation or failure to stand for reelection, all of the unvested portion of the stock options held by the non-employee director would immediately vest and remain exercisable until the earlier of (i) three years from the date of his or her termination or (ii) the scheduled expiration date of the stock option.

Item 9.01.   Financial Statements and Exhibits.

(d)                                                         Exhibits

Exhibit Number	Description

10.1	Letter Agreement executed September 21, 2008, between International Rectifier Corporation (the “Company” and Ilan Daskal).

10.2	Severance Agreement executed September 21, 2008 between the Company and Ilan Daskal.

99.1	Press release of the Company, dated September 24, 2008, announcing the appointment of Ilan Daskal as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL RECTIFIER
CORPORATION

Date: September 26, 2008	By	/s/ Timothy E. Bixler
Timothy E. Bixler,
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Letter Agreement executed September 21, 2008 between International Rectifier Corporation (the “Company”). and Ilan Daskal.

10.2	Severance Agreement executed September 21, 2008 between the Company and Mr. Daskal.

99.1	Press release of the Company, dated September 24, 2008, announcing the appointment of Ilan Daskal as Chief Financial Officer.